Exhibit 10.8

AGREEMENT

COGA

THIS AGREEMENT is made effective as of May 31, 2018 and between, Alliance MMA, Inc. (“Alliance” or the “Company”), with an address at 590 Madison Ave, 21st Floor, New York, New York, 10022 and Joe DeRobbio along with PunchDrunk, Inc, with an address of                                                               (the “Promoter”).

RECITALS

WHEREAS, The Promoter and the Company entered into (i) that certain asset purchase agreement and amendment(s) dated September 30, 2016 (“APA”), under which the Company acquired certain assets from the Promoter, all as described in Appendix A (the “Acquired Assets”);

In connection with the APA, the Promoter and the Company entered into that certain employment agreement dated September 30, 2016 pursuant to which the Promoter operated the promotional business related to the Acquired Assets (“Employment Agreement”);

WHEREAS, the Company and Promoter desire (i) to separate and terminate the Employment Agreement and (ii) return to the Promoter the Acquired Assets currently owned by the Company and terminate the APA.

AGREEMENT

Now, therefore, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Recitals. The foregoing recitals are hereby incorporated into this Agreement.

2.	Transfer of Acquired Assets. The Company does hereby convey to the Promoter all of its right, title and interest in and to the those Acquired Assets still owned by the Company, which assets are listed in the APA.

3.	Retention of AMMA Shares. Promoter shall retain any cash already paid and all shares of stock already issued to Promoter pursuant to the APA.

4.	Termination of APA. The APA is hereby terminated and neither Company nor Promoter shall have any further rights or obligations thereunder.

5.	Termination of Employment Agreement. The Employment Agreement is hereby terminated and neither Company nor Promoter shall have any further rights or obligations thereunder.

6.	Voting Agreement. The Promoter agrees at the Company’s option to either give Company management a proxy to vote or to directly vote all shares of Company common stock over which Promoter has voting control in favor of any transaction as to which the Company’s Board of Directors recommends approval.

7.	Deposit of Company Funds. The Promoter hereby represents and warrants to the Company that all proceeds from Company related events and activities received by or on behalf of Promoter have been deposited into Company owned bank accounts and the Promoter will continue to pursue collections of any current receivable balance recorded on the Company’s books and records and will deposit those funds into the Company’s bank account.

8.	Cooperation. Promoter shall cooperate with the Company and its auditors and provide such information as the auditors require in connection with the preparation of interim and annual financial statements for the year ended December 31, 2018 and will respond to these requests within 24 hours.

9.	Release of Company. In consideration of the above, the Promoter, including affiliates, officers, directors, partners, shareholders, employees, agents and attorneys, hereby release and forever discharge the Company and its subsidiaries, officers, directors, partners, members, shareholders, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which such persons ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Settlement Agreement.

10.	Release of Promoter. In consideration of the above, the Company, including its affiliates, subsidiaries, officers, directors, employees, agents and attorneys, hereby release and forever discharge the Promoter and its officers, directors, partners, shareholders, members, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which the such persons ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Settlement Agreement.

11.	Non-Disparagement. The Parties agree that from this time forward each Party will refrain from making to a third party any defamatory, derogatory, or disparaging statements about the other, or any person or entity associated with or representing the other.

12.	Entire Agreement. The Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings. No materials outside the body of this Agreement, either written or oral, shall constitute a part of the terms or conditions of this Agreement, except where otherwise stated herein.

13.	Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Any disputes or litigation arising out of this Settlement Agreement shall be governed by New York law.

14.	Binding Effect. This Agreement shall be binding on, and shall be enforceable against, and shall inure to the benefit of the Parties to this Agreement and their respective past and present officers, directors, affiliates, member firms, subsidiaries, parents, successors, shareholders, members, partners, general partners, limited partners, principals, participating principals, managing members or other agents, management personnel, attorneys, servants, employees, representatives of any other kind (and any officers, directors, members or shareholders of any of the foregoing which are not natural persons), spouses, estates, executors, estate administrators, heirs, and assigns.

15.	Waiver and Amendment. No provision of or rights under this Settlement Agreement may be waived or modified unless in writing and signed by the Party whose rights are thereby waived or modified. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

16.	Disputes. In case any dispute shall arise under this agreement, the prevailing party shall be entitled to prompt reimbursement of reasonable legal fees incurred in connection with the enforcement of this Agreement.

17.	Confidentiality. The Parties and their respective counsel agree to maintain in the strictest confidence and not disclose to the public, media, or any third parties (except upon order of a court or governmental body, or as required by law or for reporting to their auditors, investors or similarly interested parties under an obligation to maintain confidentiality) the contents and terms of this Agreement.

18.	Common Stock. The employment of the Promoter terminated effective May 31, 2018 (“Termination Date”). Accordingly, after the Termination Date, the Promoter is no longer an employee of the Company. The shares of Common Stock currently owned by the Promoter are no longer subject to any restriction resulting from Promoter’s status as an employee/officer of the Company. Accordingly, the Promoter may sell the Common Stock owned by him/her, subject to compliance with applicable federal and state securities laws, including laws related to insider trading.

The Parties hereto have executed this Agreement as an instrument under seal as of the date written above.

Alliance MMA, Inc.

/s/ John Price
John Price, CFO, duly authorized

Promoter:
/s/ Joe DeRobbio

SCHEDULE A

(Description of Assets)

Laptop computer

Printer

Promotion equipment (including MMA cage and related equipment)

COGA business and related trademarks

COGA media library including photos and videos